Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the use of our report dated November 2, 2007, except as to note 24 which is dated May 9, 2008, relating to the consolidated financial statements of METRO, Inc. as of September 29, 2007 and for the year then ended, included in the Great Atlantic & Pacific Tea Company, Inc. Annual Report to Shareholders, which is incorporated in the Annual Report on Form 10-K for the year ended February 28, 2009 filed with the U.S. Securities and Exchange Commission on May 12, 2009.


/s/ Ernst & Young LLP (1)
Chartered Accountants


Montreal, Canada
May 11, 2009


(1) CA auditor permit No. 8697